                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                          DAY RUNNER, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
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     (3) Filing Party:
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     (4) Date Filed:
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
                                DAY RUNNER, INC.

                                ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               NOVEMBER 23, 1998

                            ------------------------

    NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders (the "Annual Meeting") of Day Runner, Inc., a Delaware corporation (the "Company"), will be held Monday, November 23, 1998, at 9:00 a.m., California time, at The Sutton Place Hotel located at 4500 MacArthur Boulevard, Newport Beach, California 92660, for the following purposes, each as more fully described in the attached Proxy Statement:

    1. To elect eight directors. The names of the nominees intended to be presented for election are: James E. Freeman, Jr., James P. Higgins, Jill Tate Higgins, Charles Miller, Alan R. Rachlin, Mark A. Vidovich, Boyd I. Willat and Felice Willat.

    2. To adopt an amendment to the Company's 1995 Stock Option Plan to increase the aggregate number of shares authorized for issuance thereunder from 1,550,000 to 1,925,000 shares.

    3.  To approve the Company's Non-Employee Director Stock Option Plan.

    4. To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending June 30, 1999.

    5. To transact such other business as may properly come before the Annual Meeting and any adjournment(s) thereof.

    Only record holders of Common Stock at the close of business on October 2, 1998 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournment(s) thereof.

    All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting in person, in order to ensure your representation at the Annual Meeting, please mark, sign and date the enclosed proxy card and return it as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if such stockholder has returned a proxy.

                                          By Order of the Board of Directors

                                          Catherine F. Ratcliffe
                                          SECRETARY

Irvine, California
October 19, 1998

                                DAY RUNNER, INC.

                                ----------------

                                PROXY STATEMENT

                             ---------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed proxy is solicited by and on behalf of the Board of Directors of Day Runner, Inc. ("Day Runner" or the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held Monday, November 23, 1998, at 9:00 a.m., California time, and at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at The Sutton Place Hotel located at 4500 MacArthur Boulevard, Newport Beach, California 92660.

    These proxy solicitation materials were first mailed on or about October 19, 1998 to stockholders entitled to vote at the Annual Meeting.

    Only stockholders of record at the close of business on October 2, 1998 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. At the Record Date, 11,880,098 shares of Common Stock were issued and outstanding.

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

    In March 1998, the Company effected a two-for-one stock split pursuant to which each stockholder of the Company received one additional share for each share of the Company's Common Stock held of record on March 18, 1998. All references to numbers of shares and per share prices set forth herein, in the Notice of Annual Meeting and in the enclosed proxy card have been adjusted to reflect the stock split.

VOTING AND SOLICITATION

    On all matters, each share of Common Stock has one vote. Except as otherwise required by law or the Company's Certificate of Incorporation or Bylaws, the affirmative vote of a majority of shares present, in person or by proxy, and entitled to vote at the Annual Meeting is required for the approval of matters submitted to the stockholders for a vote. Abstentions are counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of a plurality or of "votes cast." Broker non-votes are counted as shares that are present and entitled to vote for purposes of determining a quorum. If a broker indicates on the proxy that it does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be counted for purposes of determining the presence of a quorum but will not be treated as present and entitled to vote with respect to that matter (even though such shares are considered present and entitled to vote for quorum purposes and may be entitled to vote on other matters).

    The costs of this solicitation will be borne by the Company. The Company has retained the services of Corporate Investor Communications, Inc. to assist in distributing proxy materials to brokerage houses, banks, custodians and other nominee holders. The estimated cost of such services is $1,000 plus out-of-pocket expenses. Although there are no formal agreements to do so, the Company may reimburse brokerage houses and other persons representing beneficial owners of shares for their expenses in forwarding proxy materials to such beneficial owners. Proxies may be solicited personally or by telephone or telegram by certain of the Company's directors, officers and regular employees, without additional compensation.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

    Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company's annual meeting of stockholders to be held in 1999 must be received by the Company no later than June 21, 1999 in order that they may be included in the proxy statement and form of proxy relating to that annual meeting. It is recommended that stockholders submitting proposals direct them to the Secretary of the Company via certified mail, return receipt requested, in order to ensure timely delivery. No such proposals were received with respect to the Annual Meeting scheduled for November 23, 1998.

    Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and form of proxy in accordance with regulations governing the soliciting of proxies.

    In order for a stockholder to nominate a candidate for director or to bring other business before a stockholder meeting, the Company's Bylaws require that timely notice be given to the Company in advance of the meeting. Such notice must be given to the Secretary of the Company, whose address is 15295 Alton Parkway, Irvine, California 92618, not less than 90 days before the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is changed by more than 30 days from the anniversary date, the stockholder must give such notice not later than the close of business on the 10th day following the day on which public announcement of the meeting is first made. The stockholder filing the notice of nomination or other proposal must describe therein various matters as specified in the Company's Bylaws, including the stockholder's name and address and, with respect to a proposal other than a director nomination, a description of the proposed business and the reasons therefor. The chairman of the meeting may reject any stockholder proposals that are not made in accordance with the foregoing procedures or that are not a proper subject for stockholder action under applicable law. The foregoing requirements of the Company's Bylaws are separate from and in addition to the requirements a stockholder must meet to have a proposal included in the Company's proxy statement.

    Any stockholder desiring a copy of the Company's Certificate of Incorporation, as amended, or Bylaws will be furnished a copy without charge upon written request to the Secretary of the Company.

                       PROPOSAL 1--ELECTION OF DIRECTORS

NOMINEES

    A board of eight directors will be elected at the Annual Meeting. Unless otherwise instructed, proxy holders will vote the proxies received by them for the Company's eight nominees named below, all of whom are currently directors of the Company. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders and such time as his or her successor is duly elected and qualified or until his or her earlier resignation, removal or death.

    The names of the nominees, and certain information about them, are set forth below:

NAME                                 AGE     POSITION(S) WITH THE COMPANY
-----------------------------------  ---  -----------------------------------
Mark A. Vidovich...................  48   Chairman of the Board and Director
James E. Freeman, Jr...............  51   Chief Executive Officer and
                                          Director
James P. Higgins...................  49   Director
Jill Tate Higgins..................  42   Director
Charles Miller.....................  56   Director
Alan R. Rachlin....................  47   Director
Boyd I. Willat.....................  55   Director
Felice Willat......................  54   Director

    Mr. Vidovich joined the Company as Chief Executive Officer and a director in April 1986 and assumed the additional position of Chairman of the Board in March 1990. He served as Chief Executive Officer until August 1998 and, as Chairman of the Board, continues to serve as an officer of the Company.

    Mr. Freeman joined the Company as Chief Operating Officer in March 1993 and assumed the additional position of President in May 1995. He became a director in April 1997 and Chief Executive Officer in August 1998.

    Mr. Higgins has been a director since February 1987. Since 1984, Mr. Higgins has been President and Chairman of the Board of Higgins Management Company, a financial consulting firm. Mr. Higgins is the husband of Ms. Higgins.

    Ms. Higgins has been a director since June 1986. Ms. Higgins is a private investor and is the wife of Mr. Higgins.

    Mr. Miller has been a director since August 1986. Mr. Miller is a private investor.

    Mr. Rachlin has been a director since August 1987. In November 1994, Mr. Rachlin became Chief Executive Officer of Pate's Realm, Inc., a software developer. Since November 1992, Mr. Rachlin has also been a business consultant. From time to time, Mr. Rachlin serves as a consultant to the Company. See "Compensation of Directors" below.

    Mr. Willat is a co-founder of the Company, has been a director since its incorporation and served as Chairman of the Board from May 1981 until August 1988. Mr. Willat has served as Chief Executive Officer and President of Willat Writing Instruments, a new technology development company, since June 1988, as President of Isola Bella, Inc., a real estate development company, since June 1987, and as Chief Executive Officer of New York Food Company, an investment company, since June 1996. Mr. Willat is the former husband of Ms. Willat.

    Ms. Willat is a co-founder of the Company and has been a director since October 1980. She served as President from 1981 until June 1990 and as Vice President, Consumer Affairs from June 1990 until July 1993 when she became Director, Consumer Affairs. Ms. Willat is the former wife of Mr. Willat.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

    The Board of Directors held a total of six meetings during the fiscal year ended June 30, 1998 and acted three times by unanimous written consent. During the 1998 fiscal year, each director of the Company attended all meetings of the Board of Directors and of the committees of the Board on which he or she served.

    The Audit Committee, which is comprised of Messrs. Higgins, Miller and Rachlin (Chairman), met four times during the fiscal year ended June 30, 1998 and acted once by unanimous written consent. The Audit Committee recommends the engagement of independent auditors, reviews accounting policies, internal accounting controls, the independence of auditors and the scope and results of audit engagements and generally performs functions related to the financial condition and policies of the Company. The Compensation Committee, which is comprised of Ms. Higgins (Chairperson) and Messrs. Miller and Rachlin, met eight times during the fiscal year ended June 30, 1998 and acted four times by unanimous written consent. The Compensation Committee is responsible for administering the Company's Amended and Restated 1986 Stock Option Plan and 1995 Stock Option Plan, including determining the persons to whom options are granted and the terms of such options, and the Company's Employee Stock Purchase Plan, determining the annual compensation to be paid to the Company's executive officers, approving the annual officer bonus plan and performing such other duties regarding compensation matters as may be delegated to it by the Board of Directors from time to time.

    The Company does not have a nominating committee or any committee performing the function thereof.

COMPENSATION OF DIRECTORS

    In fiscal year 1998 the Company paid each non-employee director an annual fee of $10,000, payable quarterly, plus $750 and expenses for each Board of Directors meeting attended and paid each member of the Compensation and Audit Committees an annual fee of $8,000 ($12,000 for the Chairperson of each such Committee), payable quarterly, plus $750 and expenses for each Committee meeting attended. Effective July 1998, the Company pays each non-employee director a quarterly fee of $3,000, plus $750 and expenses for each meeting attended. The Company also pays each non-employee director member of the Compensation and Audit Committees a quarterly fee of $3,000 ($4,500 for the Chairperson of each such Committee), plus $750 and expenses for each Committee meeting attended.

    In April 1997, Mr. Rachlin entered into a two-year consulting agreement with the Company pursuant to which he agreed to perform consulting services for the Company in exchange for ten-year warrants to purchase 25,000 shares of the Company's Common Stock at $25.625 per share (I.E., the closing sales price of the Company's Common Stock on the date of the consulting agreement). The consulting agreement was approved unanimously by the Board of Directors of the Company.

    In April 1998, the Company granted to each of James P. Higgins, Jill Tate Higgins, Charles Miller, Alan R. Rachlin and Boyd Willat, all of whom are non-employee directors of the Company, warrants to purchase 5,000 shares of the Company's Common Stock at an exercise price of $20.625 per share (I.E., the closing sales price of the Company's Common Stock on the date of grant). Such warrants vest in four equal quarterly installments with the first of such installments vesting on July 1, 1998 and one additional installment vesting on the first day of each calendar quarter thereafter as long as the holder remains a director of the Company.

    Directors who are not employees of the Company are ineligible to participate in the Company's 1995 Stock Option Plan and Employee Stock Purchase Plan. Under the Company's Non-Employee Director

Stock Option Plan (the "Director Plan"), and subject to stockholder approval of the Director Plan at the Annual Meeting, each non-employee director elected at the Annual Meeting will automatically be granted on the date of the Annual Meeting a non-statutory stock option to purchase 10,000 shares of the Company's Common Stock and, subject to the availability of shares under the Director Plan, each non-employee director elected at subsequent annual meetings of the Company's stockholders during the ten-year term of the Director Plan will, on the dates of such meetings, automatically be granted a non-statutory stock option to purchase 5,000 shares of the Company's Common Stock (the dates of such 1998 and subsequent option grants are hereinafter referred to as "Regular Grant Dates"). A non-employee director elected or appointed to the Board other than on a Regular Grant Date will automatically receive a non-statutory stock option covering a pro rata number of shares. All options granted under the Director Plan will have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and a term of ten years. Options granted on a Regular Grant Date will vest in four equal quarterly installments as long as the holder remains a non-employee director of the Company; options granted on dates other than Regular Grant Dates will vest in the same number of quarterly installments as would be remaining with respect to the unvested portion of options granted under the Director Plan on the last Regular Grant Date. See "Proposal 3--Approval of the Company's Non-Employee Director Stock Option Plan."

    See "Compensation Committee Interlocks and Insider Participation."

                               EXECUTIVE OFFICERS

    The executive officers of the Company as of October 1, 1998, and certain information about them, are as follows:

NAME                                 AGE  TITLE
-----------------------------------  ---  -----------------------------------

Mark A. Vidovich...................  48   Chairman of the Board and Director

James E. Freeman, Jr...............  51   Chief Executive Officer and
                                          Director

Dennis K. Marquardt................  55   Executive Vice President, Finance &
                                            Administration and Chief
                                            Financial Officer

Donald E. Bottinelli...............  39   Chief Operating Officer

Ronald M. Bianco...................  51   Executive Vice President, Product
                                            Development and Procurement

Dennis G. Baglama..................  46   Vice President, Sales

John P. Kirkland...................  54   Vice President, Strategic
                                          Operational Projects

Stan Littley.......................  40   Vice President, International

Harold Pierce......................  48   Vice President, Human Resources

Catherine Ratcliffe................  40   Vice President, General Counsel and
                                            Corporate Secretary

Judy Tucker........................  53   Vice President, Business
                                          Development

Richard J. Whatley.................  54   Vice President, Chief Information
                                            Officer

    Officers are appointed by and serve at the discretion of the Board of Directors. The Company has no employment agreements with any of its officers. For information concerning Messrs. Vidovich and Freeman, see "Election of Directors--Nominees" above.

    Mr. Marquardt joined the Company in April 1986 and has served as its Chief Financial Officer since that time. He also served as Vice President, Finance of the Company from April 1986 until March 1990 and as Executive Vice President, Finance & Operations from March 1990 until April 1993 when he was appointed Executive Vice President, Finance & Administration. Mr. Marquardt served as Corporate Secretary until October 1997.

    Mr. Bottinelli joined the Company as Marketing Merchandising Manager in August 1994, became Director of Marketing in January 1996 and was appointed Vice President, Marketing in August 1997. He was appointed Chief Operating Officer in August 1998. Mr. Bottinelli served as National Sales Manager of Stuart Hall Company, Inc., a Kansas City, Missouri-based manufacturer of office and school supplies, from June 1992 until August 1994.

    Mr. Bianco joined the Company in June 1985 and held various non-officer positions until his appointment as Vice President, Product Development in December 1990. In August 1998 he was appointed Executive Vice President, Product Development and Procurement.

    Mr. Baglama joined the Company as National Sales Manager in January 1985, became National Sales Director in June 1987 and was appointed Vice President, Sales in December 1990.

    Mr. Kirkland joined the Company as Director, Customer Service & Distribution in February 1991 and became Senior Director, Customer Service & Distribution in February 1992. He became Vice President, Customer Service & Distribution in April 1993 and was appointed Vice President, Operations, North America in March 1996 and served in that capacity until August 1997. He was appointed Vice President, Strategic Operational Projects in August 1998.

    Mr. Littley joined the Company in January 1986 and held various non-officer sales positions until his appointment as Vice President, International Sales in March 1996. His title was changed to Vice President, International in August 1998.

    Mr. Pierce joined the Company in July 1997 as Director, Human Resources and was appointed Vice President, Human Resources in August 1998. Mr. Pierce served as Vice President, Human Resources of Ingram Micro from July 1994 through September 1996 and was a doctoral candidate at Boston University from September 1992 through June 1994.

    Ms. Ratcliffe joined the Company in October 1997 as General Counsel and Corporate Secretary and was appointed Vice President, General Counsel in August 1998. Ms. Ratcliffe was a partner in the law firm of Bryan Cave LLP from January 1993 until July 1997.

    Ms. Tucker joined the Company in September 1990 and held various non-officer positions until her appointment as Vice President, Corporate Development in March 1994. Her title was changed to Vice President, Business Development in August 1998.

    Mr. Whatley joined the Company as Senior Director, Information Services in December 1993 and became Vice President, Chief Information Officer in February 1995. He served as Vice President, Information Services of Authentic Fitness Corporation, an apparel manufacturer, from October 1993 until joining the Company.

                           COMMON STOCK OWNERSHIP OF
                     PRINCIPAL STOCKHOLDERS AND MANAGEMENT

    The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of September 1, 1998 by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of the Company's Common Stock, (ii) each of the Company's directors, (iii) the executive officers named in the Summary Compensation Table on page 8 and (iv) all current directors and officers of the Company as a group:

                                                       SHARES BENEFICIALLY
NAME OF BENEFICIAL OWNER(1)                                   OWNED            PERCENT OF CLASS
---------------------------------------------------  ------------------------  -----------------
Jill Tate Higgins(2) ..............................           1,692,501                 14.2%
  10153 1/2 Riverside Drive, #598
  Toluca Lake, CA 91602

KAIM Non-Traditional, L.P.(3) .....................           1,333,042                 11.2
  1800 Avenue of the Stars, 2nd Floor
  Los Angeles, CA 90067

William Blair & Company(4) ........................           1,332,280                 11.2
  35 South LaSalle Street
  Chicago, IL 60603

Mark A. Vidovich(5)(6) ............................             843,063                  6.7
  15295 Alton Parkway
  Irvine, CA 92718

Felice Willat(7) ..................................             540,084                  4.5
  15295 Alton Parkway
  Irvine, CA 92718

Alan R. Rachlin(5)(8)..............................             494,181                  4.1

Boyd I. Willat(9)..................................             283,779                  2.4

Dennis K. Marquardt(5).............................             164,918                  1.4

James E. Freeman, Jr.(5)(10).......................             146,100                  1.2

Ronald M. Bianco(5)................................             102,432                *

Dennis G. Baglama(5)...............................              46,140                *

James P. Higgins(11)...............................              33,233                *

Charles Miller(5)..................................               8,833                *

All current directors and officers as a group (18
  persons)(2)(5)(6)(7)(8)(9)(10)(11)...............           4,454,543                 33.0

------------------------

 *  Less than one percent.

(1) Such persons have sole voting and investment power with respect to all shares of Common Stock shown as being beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.

(2) Includes (i) 20,833 shares for which warrants held by Ms. Higgins are exercisable or become exercisable within 60 days after September 1, 1998;
    (ii) 1,623,940 shares held by O.S. II, Inc., a California corporation of which Ms. Higgins, along with one of her minor children, is the sole owner; and (iii) 47,728 shares held by Lakeside Enterprises, L.P., a California limited partnership of which Ms. Higgins is the general partner and a limited partner and of which O.S. II, Inc. is a limited partner. Does not include 30,733 shares beneficially owned by James P. Higgins, Ms. Higgins' husband, and

    2,500 shares held by James P. Higgins as custodian for his two minor children, as to which shares Ms. Higgins disclaims beneficial ownership (see footnote 11 below).

(3) Based on a Form 13F dated August 11, 1998, wherein KAIM Non-Traditional, L.P. reported that, as of June 30, 1998 and as an institutional investment manager, it had sole investment discretion and voting authority as to such shares.

(4) Based on a Form 13F dated August 13, 1998, wherein William Blair & Company reported that, as of June 30, 1998 and as an institutional investment manager, it had sole investment discretion as to such shares and sole voting authority as to 801,500 of such shares.

(5) Includes 718,637, 258,333, 111,000, 130,000, 81,000, 46,140, 8,833 and
    1,613,438 shares for which options or warrants beneficially owned by Messrs. Vidovich, Rachlin, Marquardt, Freeman, Bianco, Baglama and Miller and all current directors and officers as a group, respectively, are exercisable or become exercisable within 60 days after September 1, 1998.

(6) Does not include 14,666 shares held by Mr. Vidovich's adult children.

(7) Includes (i) 40,000 shares for which options held by Ms. Willat are exercisable or become exercisable within 60 days after September 1, 1998; and (ii) 60,000 shares held by Mr. and Ms. Willat as trustees of trusts for the benefit of their children and as to which shares Mr. and Ms. Willat share voting and investment power. Does not include 223,779 shares beneficially owned by Boyd I. Willat, Ms. Willat's husband, as to which shares Ms. Willat disclaims beneficial ownership (see footnote 9 below).

(8) Does not include 5,920 shares held by a custodian for the benefit of Mr. Rachlin's minor children.

(9) Includes (i) 20,833 shares for which warrants held by Mr. Willat are exercisable or become exercisable within 60 days after September 1, 1998; and (ii) 60,000 shares held by Mr. and Ms. Willat as trustees of trusts for the benefit of their minor children and as to which shares Mr. and Ms. Willat share voting and investment power. Does not include 480,084 shares beneficially owned by Felice Willat, Mr. Willat's wife, as to which shares Mr. Willat disclaims beneficial ownership (see footnote 7 above).

(10) Includes 4,000 shares held by Mr. Freeman's wife for the benefit of their minor children.

(11) Includes (i) 20,833 shares for which warrants held by Mr. Higgins are exercisable or become exercisable within 60 days after September 1, 1998; and (ii) 2,500 shares held by Mr. Higgins as custodian for his two minor children. Does not include 1,692,501 shares beneficially owned by Ms. Higgins as to which shares Mr. Higgins disclaims beneficial ownership (see footnote 2 above).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Under Section 16(a) of the Securities Exchange Act of 1934, the Company's directors and officers and persons holding more than ten percent of the Company's Common Stock are required to report their ownership of the Company's Common Stock and any changes in that ownership to the Securities and Exchange Commission (the "SEC"). The specific due dates for these reports have been established by the SEC, and the Company is required to report in this Proxy Statement any failure to file by the established dates during or with respect to the fiscal year ended June 30, 1998. To the knowledge of the Company and based solely on a review of the Section 16(a) reports furnished to the Company and written representations of the directors, officers and ten percent stockholders of the Company, during the fiscal year ended June 30, 1998, Felice Willat filed two late reports relating to two transactions each and failed to file two reports relating to one transaction each, Alan Rachlin filed one late report relating to one transaction, John Kirkland failed to file one report relating to one transaction, O.S. II, Inc., a ten percent stockholder of the Company, failed to file one report relating to one transaction, and Boyd Willat failed to file five reports, three of which each related to one transaction, one of which related to two transactions and one of which related to five transactions.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

    The following table sets forth certain information concerning compensation paid or accrued for the fiscal years indicated below by the Company and its subsidiaries to or on behalf of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers for the fiscal year ended June 30, 1998:

                                                                                     LONG-TERM
                                                                                   COMPENSATION
                                                            ANNUAL COMPENSATION       AWARDS
                                                          -----------------------    OPTIONS/          ALL OTHER
NAME AND PRINCIPAL POSITION(S)                 YEAR(1)    SALARY($)(2)  BONUS($)   WARRANTS (#)   COMPENSATION($)(3)
-------------------------------------------  -----------  -----------  ----------  -------------  -------------------
Mark A. Vidovich(4) .......................        1998    $ 330,000   $  145,671      180,000         $   2,806
  Chief Executive Officer and Chairman of          1997      300,000            0      150,000             2,250
  the Board                                        1996      300,000      285,480      151,750             2,966

James E. Freeman, Jr.(5) ..................        1998      275,000      121,393      105,000             2,611
  President and Chief Operating Officer            1997      250,000            0      100,000             2,250
                                                   1996      250,000      230,100      100,000             2,570

Dennis K. Marquardt .......................        1998      180,000       73,286       50,000             2,805
  Executive Vice President, Finance &              1997      150,000            0       20,000             2,250
  Administration and Chief Financial               1996      150,000      131,040       20,000             2,310
  Officer

Dennis G. Baglama .........................        1998      155,000       63,017       50,000             2,552
  Vice President, Sales                            1997      132,000            0       20,000             1,980
                                                   1996      132,000      111,197       20,000             1,569

Ronald M. Bianco ..........................        1998      155,000       63,017       80,000             2,761
  Vice President, Product Development              1997      132,000            0       20,000             1,980
                                                   1996      132,000      111,197       20,000             2,358

------------------------

(1) The years 1998, 1997 and 1996 refer to the twelve months ended June 30, 1998, 1997 and 1996, respectively.

(2) Includes amounts, if any, deferred by the named officer under the Company's 401(k) Plan.

(3) All amounts shown represent Company matching contributions allocated under the Company's 401(k) Plan to the accounts of the named officers.

(4) Mr. Vidovich resigned as Chief Executive Officer of the Company in August 1998.

(5) Mr. Freeman was elected Chief Executive Officer of the Company in August
    1998.

OPTION AND WARRANT GRANTS IN FISCAL YEAR 1998

    The following table sets forth certain information concerning stock option and warrants grants in the fiscal year ended June 30, 1998 to the executive officers named in the Summary Compensation Table:

                                                                                                              POTENTIAL
                                                                                                           REALIZABLE VALUE
                                                               INDIVIDUAL GRANTS                              AT ASSUMED
                                          -----------------------------------------------------------        ANNUAL RATES
                                                             % OF TOTAL                                     OF STOCK PRICE
                                                              OPTIONS/                                       APPRECIATION
                                                              WARRANTS                                    FOR OPTION/WARRANT
                                           OPTIONS/          GRANTED TO       EXERCISE                         TERM(3)
                                           WARRANTS           EMPLOYEES        PRICE       EXPIRATION   ----------------------
NAME                                      GRANTED (#)       IN FY 1998(1)   ($/SHARE)(2)      DATE        5% ($)     10% ($)
----------------------------------------  -----------       -------------   ------------   ----------   ----------  ----------
Mark A. Vidovich........................    180,000(4)(5)       25.4%         $16.875       8/19/07     $1,910,160  $4,840,920

James E. Freeman, Jr....................    100,000(4)(5)       14.1           16.875       8/19/07      1,061,200   2,689,400
                                              5,000(5)           0.7           20.625       4/20/08         64,855     164,355

Dennis K. Marquardt.....................     50,000(4)(5)        7.0           16.875       8/19/07        530,600   1,344,700

Dennis G. Baglama.......................     50,000(4)(5)        7.0           16.875       8/19/07        530,600   1,344,700

Ronald M. Bianco........................     80,000(4)(5)       11.3           16.875       8/19/07        848,960   2,151,520

--------------------------

(1) In the fiscal year ended June 30, 1998, the Company granted (i) options to purchase an aggregate of 565,000 shares of Common Stock under the Company's 1995 Stock Option Plan ("1995 Plan") to employees, and (ii) warrants to purchase an aggregate of 190,000 shares of Common Stock to certain officers. See "Certain Relationships and Related Transactions."

(2) The exercise prices of such options and warrants represent the closing sales price of the Company's Common Stock on The Nasdaq Stock Market on the grant date.

(3) Potential values are net of exercise price and before taxes payable in connection with the exercise of such options or the subsequent sale of shares acquired upon the exercise of such options. These values represent certain assumed rates of appreciation of the Company's Common Stock (I.E., 5% and 10% compounded annually over the term of such options) based on the SEC's rules. The actual values will depend upon, among other factors, the future performance of the Company's Common Stock, overall market conditions and the named officer's continued employment with the Company. Therefore, the potential values reflected in this table may vary from those actually achieved.

(4) Includes warrants which were granted for a term of ten years and vested and became exercisable immediately. See "Certain Relationships and Related Transactions."

(5) Includes options which were granted under the 1995 Plan, vest and become exercisable in 20 equal quarterly installments over five years and were granted for terms of ten years subject to earlier termination under certain circumstances relating to termination of employment.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1998 AND OPTION AND WARRANT VALUES AT
  JUNE 30, 1998

    The following table sets forth certain information concerning unexercised options and warrants held as of June 30, 1998 by the executive officers named in the Summary Compensation Table:

                                                              NUMBER OF SHARES
                                                           UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                               SHARES                       OPTIONS/WARRANTS AT         IN-THE-MONEY OPTIONS/
                              ACQUIRED                            6/30/98               WARRANTS AT 6/30/98(2)
                                 ON           VALUE      --------------------------  ----------------------------
NAME                         EXERCISE(#)  REALIZED($)(1) EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------------  -----------  -------------  -----------  -------------  -------------  -------------
Mark A. Vidovich...........      77,750    $ 1,278,016      643,462        358,288   $  11,116,017   $ 4,504,655

James E. Freeman, Jr.......     226,000      3,045,182       82,500        232,500       1,052,969     2,832,344

Dennis K. Marquardt........      56,200        924,325      101,000         49,000       1,468,438       615,938

Dennis G. Baglama..........      57,360        760,253       37,140         45,500         325,801       561,906

Ronald M. Bianco...........      60,000        883,750       69,000         71,000         814,875       773,875

------------------------

(1) Such value represents the difference between the market value of the shares acquired upon exercise of such options (calculated using the closing sales price of the Company's Common Stock on the date of exercise as reported on The Nasdaq Stock Market) and the exercise price of such options.

(2) Such value represents the difference between the market value of the shares underlying such "in-the-money" options (calculated using the closing sales price (I.E., $25.1875) of the Company's Common Stock on June 30, 1998 as reported on The Nasdaq Stock Market) and the exercise price of such options.

TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

    OFFICER SEVERANCE PLAN

    In 1993, the Company implemented an officer severance plan (the "Severance Plan") under which officers of the Company are entitled to receive certain severance benefits following termination of employment, if such termination is non-temporary, involuntary and without cause. In addition, if there is a "change in control" of the Company, an officer will receive benefits under the Severance Plan if such officer terminates his or her employment with the Company either for any reason within one year following the change in control or for "good reason" (which includes the assignment to the officer of duties significantly inconsistent with his or her prior position or a reduction in his or her compensation or benefits) within two years following such change in control.

    Each eligible officer is entitled to severance pay based on his or her highest annual compensation (I.E., base salary plus automobile allowance), the number of years employed by the Company and the highest office attained prior to termination. The amounts that would be payable under the Severance Plan to Messrs. Vidovich, Freeman, Marquardt, Baglama and Bianco if their employment were terminated as of October 1, 1998 and they were eligible for severance benefits under the Severance Plan would be $421,500, $258,683, $218,400, $174,417, and $187,833, respectively.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee presently consists of Jill Tate Higgins (Chairperson), Charles Miller and Alan R. Rachlin, all of whom are outside directors. No member of the Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries.

    In April 1997, Mr. Rachlin entered into a two-year consulting agreement with the Company pursuant to which he agreed to perform consulting services for the Company in exchange for ten-year warrants to purchase 25,000 shares of the Company's Common Stock at $25.625 per share (I.E., the closing sales price of the Company's Common Stock on the date of the consulting agreement). The consulting agreement was approved unanimously by the Board of Directors of the Company.

    In August 1997, the Company repurchased shares of the Company's Common Stock at a repurchase price of $16.875 per share (I.E., the closing price of the Company's Common Stock on the date of the repurchase). The Company repurchased 202,348 shares for $3,364,035 from Jill Tate Higgins, 6,534 shares for $108,628 from Charles Miller and 69,000 shares for $1,147,125 from Alan R. Rachlin. See "Certain Relationships and Related Transactions."

    In April 1998, the Company granted warrants to purchase 5,000 shares of Common Stock to each of its non-employee directors, including Jill Tate Higgins, Charles Miller and Alan R. Rachlin. The warrants have an exercise price of $20.625 per share (I.E., the closing sales price of the Common Stock on the date of grant) and vest in four quarterly installments beginning July 1, 1998. See "Certain Relationships and Related Transactions."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The following are certain transactions entered into between the Company and its officers, directors and principal stockholders and their affiliates since July 1, 1997:

    In August 1997, the Company granted to each of Mark A. Vidovich, Dennis Marquardt, Dennis Baglama, Ronald Bianco, Stan Littley and Judy Tucker warrants to purchase 30,000 shares of the Company's Common Stock and to John Kirkland warrants to purchase 10,000 shares of the Company's Common Stock. All of such warrants were granted to such officers of the Company in recognition of their contributions to and tenure with the Company. The exercise price of all of such warrants is $16.875 per share (I.E., the closing sales price of the Company's Common Stock on the date of grant), and the warrants vested and became exercisable immediately.

    In August 1997, the Company repurchased from certain directors and officers of the Company an aggregate of 695,588 shares of the Company's Common Stock at a repurchase price of $16.625 per share (I.E., the closing sales price of the Company's Common Stock on the date of the repurchase). The officers and directors from whom such shares were repurchased and the number of shares repurchased from them are set forth below:

                                                             NUMBER OF SHARES
                                                              REPURCHASED BY      AGGREGATE
NAME OF OFFICER OR DIRECTOR                                     THE COMPANY     PURCHASE PRICE
-----------------------------------------------------------  -----------------  --------------
Mark A. Vidovich...........................................         140,000      $  2,327,500
James E. Freeman, Jr.......................................          54,658           908,689
James P. Higgins...........................................           7,000      $    116,375
Jill Tate Higgins..........................................         202,348*        3,364,035
Charles Miller.............................................           6,534           108,628
Alan R. Rachlin............................................          69,000         1,147,125
Boyd I. Willat.............................................          46,472           772,597
Felice Willat..............................................          62,420         1,037,732
Dennis K. Marquardt........................................          42,000           698,250
Dennis G. Baglama..........................................          13,860           230,423
Ronald M. Bianco...........................................          20,000           332,500
Donald W. Bottinelli.......................................           4,326            71,920
Stan Littley...............................................           8,316           138,254
Judy Tucker................................................          15,654           260,248
Richard J. Whatley.........................................           3,000            49,875
                                                                    -------     --------------
  Total....................................................         695,588      $ 11,564,151
                                                                    -------     --------------
                                                                    -------     --------------

------------------------

* Of such shares, (i) 182,348 shares were repurchased from O.S. II, Inc., a California corporation of which Ms. Higgins, along with one of her minor children, is the sole owner, and (ii) 20,000 shares were repurchased from Lakeside Enterprises, L.P., a California limited partnership of which Ms. Higgins is the general partner.

    See "Election of Directors--Compensation of Directors" and "Executive Compensation and Other Information--Compensation Committee Interlocks and Insider Participation."

    THE FOLLOWING COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION AND THE PERFORMANCE GRAPH ON PAGE 15 SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES SUCH INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee is responsible for determining and approving the annual compensation to be paid and the benefits to be provided to the Company's executive officers and for administering the Company's stock option plans. The Company's compensation program is designed to attract, retain and motivate qualified executive officers who the Company believes will contribute to its long-term success. The Company's compensation program is comprised primarily of annual base salaries, stock option grants and cash bonuses based on the Company's fiscal year financial performance. In addition, executive officers are eligible to participate in the Company's employee stock purchase plan and receive automobile allowances, group life insurance and health benefits as part of their overall compensation. The Committee considers each component of compensation within the context of the entire officer compensation program in making its determinations.

    The Compensation Committee of the Board of Directors during fiscal year 1998 consisted of Jill Tate Higgins (Chairperson), Charles Miller and Alan R. Rachlin, all of whom are outside directors. Although

Mr. Vidovich, who was the Company's Chief Executive Officer during fiscal year 1998 and is currently the Company's Chairman of the Board, is invited from time to time to attend meetings of the Compensation Committee and periodically consults with and makes recommendations to the Committee regarding officer compensation, he is not entitled to vote on any matters under consideration by the Committee and does not participate in discussions during Committee meetings regarding the setting of his annual base salary, the award of any bonus to him or the grant of stock options to him.

    ANNUAL BASE SALARIES. The Compensation Committee reviews and approves the annual base salaries of all executive officers (including the Chairman of the Board). In determining annual base salaries, the Committee considers both subjective and objective factors, including, among others, an officer's responsibilities, experience and qualifications, job performance, contributions and length of service to the Company, general information concerning competitive salaries and the Company's financial results and condition. For fiscal year 1998, the Compensation Committee increased annual base salaries of the Company's executive officers by 10% to 39% over fiscal year 1997 levels because of the Committee's belief that such increases were appropriate in light of the foregoing factors and in recognition of the achievement of certain corporate objectives in fiscal year 1997.

    BONUSES. The Compensation Committee believes that a significant portion of an officer's overall compensation should be incentive-based and directly linked to the financial performance of the Company and to the Company's goal of increasing stockholder value. Under the terms of the officer bonus plan adopted for fiscal year 1998 (the "Fiscal 1998 Officer Bonus Plan") and administered by the Compensation Committee, executive officers were entitled to receive cash bonuses based on a percentage of their respective base salaries if fiscal year 1998 after bonuses net income increased by at least 15% over the prior fiscal year's after bonuses net income. Such bonuses are calculated and paid after completion of the Company's annual audit. The minimum after bonuses net income at which officers were eligible to receive bonuses under the Fiscal 1998 Officer Bonus Plan was $14,430,000 (I.E., 115% of the Company's after bonuses net income for fiscal year 1997). Based on fiscal year 1998 after bonuses net income of $15,908,000, bonuses in the aggregate amount of $627,776 were earned by the Company's executive officers under the Fiscal 1998 Officer Bonus Plan. Individual bonuses ranged from 30.4% to 44.1% of an officer's base salary.

    STOCK OPTIONS. Options to purchase the Company's Common Stock have historically been and continue to be a key component of the Company's compensation program. The Compensation Committee views the grant of stock options as a valuable incentive that serves to attract, retain and motivate executive officers and other key employees as well as to align their interests more closely with the Company's goal of enhancing stockholder value. The Committee reviews and considers recommendations by the Company's Chairman of the Board with regard to the grant of stock options to executive officers (other than himself) and certain key employees. In determining the size, frequency and other terms of an option grant to an executive officer, the Committee considers a number of factors, including, among others, such officer's position, responsibilities, job performance, prior option grants, contributions and length of service to the Company and the value of his or her vested and unvested previously granted stock options, if any.

    The exercise price of options is not less than the closing price on the date of grant and, therefore, options will only have value if the stock price increases over the option exercise price. Options generally vest in equal quarterly installments over five years as long as the optionee remains an employee of the Company and, therefore, encourage an optionee to remain in the employ of the Company. In fiscal year 1998, options to purchase an aggregate of 460,000 shares of Common Stock were granted to all executive officers as a group and represented 81% of all options granted to the Company's employees in fiscal year 1998. In addition, in recognition of their contribution to, and tenure with, the Company, the Board of Directors granted warrants to purchase an aggregate of 190,000 shares of the Company's Common Stock to certain officers. The exercise price of all such warrants is the closing price for the date of the grant and the warrants vested and became immediately exercisable. In fiscal year 1998, of the total of 755,000 options and warrants granted by the Compensation Committee and the Board of Directors, 650,000 options and warrants, representing 86% of the total, were granted to officers of the Company.

    COMPENSATION OF CHAIRMAN OF THE BOARD. The Compensation Committee generally considers the same factors in determining the Chairman of the Board's compensation as it considers with respect to the Company's other executive officers. Mr. Vidovich's fiscal year 1998 compensation combined an annual base salary with a stock option, and thus reflects the Compensation Committee's philosophy that a significant portion of the Chairman of the Board's overall compensation should be incentive-based. Mr. Vidovich also received a warrant grant from the Board of Directors in recognition of his contributions to, and tenure with, the Company.

    DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), a publicly held corporation such as the Company will generally not be allowed a federal income tax deduction for otherwise deductible compensation paid to the executive officers named in the Summary Compensation Table to the extent that compensation (including stock-based compensation) paid to a particular officer exceeds $1 million in any fiscal year. Qualifying performance-based compensation (including compensation attributable to the exercise of stock options) will not be subject to the deductibility limitation if certain conditions are met. Based upon the Company's current compensation plans and policies and the regulations under
Section 162(m), it appears unlikely that the compensation to be paid to the Company's executive officers for fiscal 1999 would exceed the $1 million limitation per officer.

                                          COMPENSATION COMMITTEE
                                          Jill Tate Higgins, Chairperson
                                          Charles Miller
                                          Alan R. Rachlin

                               PERFORMANCE GRAPH

    The following graph compares the cumulative total return on the Company's Common Stock with the cumulative total return of the Nasdaq Market Index and of a selected peer group of publicly traded companies (the "Selected Peer Group") having the same four-digit standard industrial code (SIC) as the Company (SIC Code 2782--Blankbooks, Looseleaf Binders and Devices) for the period commencing July 1, 1993 and ended June 30, 1998. The Selected Peer Group is currently comprised of Deluxe Corp., Franklin Covey Co., John H. Harland Co. and Day Runner.

    The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
       AMONG DAY RUNNER, THE NASDAQ MARKET INDEX AND SELECTED PEER GROUP

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

  DOLLARS

                   Day                          Nasdaq
                Runner   SIC Code Index   Market Index
1993           $100.00          $100.00        $100.00
1994            189.74            83.87         109.66
1995            176.92            94.71         128.61
1996            265.38           104.01         161.89
1997            341.03           106.84         135.02
1998            516.67           108.62         258.52

                                                      6/30/93     6/30/94    6/30/95    6/30/96    6/30/97    6/30/98
                                                    -----------  ---------  ---------  ---------  ---------  ---------
Day Runner........................................   $     100   $  189.74  $  176.92  $  265.38  $  341.03  $  516.67
Nasdaq Market Index...............................         100      109.66     128.61     161.89     195.02     258.52
Selected Peer Group...............................         100       83.87      94.71     104.01     106.84     108.62

------------------------

* Assumes (i) $100 invested on July 1, 1993 in each of the Company's Common Stock, the Nasdaq Market Index and the Selected Peer Group and (ii) immediate reinvestment of all dividends, if any.

                      PROPOSAL 2--APPROVAL OF AMENDMENT TO
                      THE COMPANY'S 1995 STOCK OPTION PLAN

    In 1995, the Board of Directors of the Company adopted and the Company's stockholders approved the 1995 Stock Option Plan (the "1995 Plan") under which 600,000 shares of Common Stock were initially reserved for issuance pursuant to the exercise of stock options granted thereunder. The 1995 Plan was amended in 1996 and in 1997 to increase the number of shares authorized for issuance thereunder by 400,000 shares and 550,000 shares, respectively.

    In September 1998, the Board of Directors adopted, subject to stockholder approval, an amendment to the 1995 Plan to increase the number of shares authorized for issuance thereunder by 375,000 shares. Such proposed increase represents less than 5% of the number of issued and outstanding shares of the Company's Common Stock as of October 1, 1998. If such amendment is approved, a total of 1,925,000 shares will have been authorized for issuance under the 1995 Plan since its inception. As of October 1, 1998, 27,000 shares had been issued upon the exercise of options under the 1995 Plan, 1,300,500 shares were subject to outstanding options, and 222,500 shares (not including the 375,000-share increase subject to stockholder approval at the Annual Meeting) remained available for option grants under the 1995 Plan. To the extent options are granted to purchase any of such additional 375,000 shares prior to obtaining stockholder approval of such amendment, such options will be expressly conditioned upon obtaining such approval.

    AT THE ANNUAL MEETING, THE STOCKHOLDERS WILL BE REQUESTED TO CONSIDER AND APPROVE THE AMENDMENT TO THE 1995 PLAN INCREASING THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE THEREUNDER BY 375,000 SHARES. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF THE COMPANY'S COMMON STOCK PRESENT OR REPRESENTED AND ENTITLED TO VOTE AT THE ANNUAL MEETING WILL BE REQUIRED TO APPROVE THE AMENDMENT TO THE 1995 PLAN. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1995 PLAN.

NEW PLAN BENEFITS

    Grants under the 1995 Plan are made at the discretion of the Compensation Committee to whom the Board of Directors has delegated the administration of the 1995 Plan. Because future optionees, the number of shares subject to option grants and exercise prices have not yet been determined, future grants under the 1995 Plan are not yet determinable.

    A summary of the principal provisions of the 1995 Plan is set forth below and is qualified in its entirety by reference to the 1995 Plan. A copy of the 1995 Plan is available from the Company's Secretary upon request.

PURPOSE

    The purposes of the 1995 Plan are to (i) attract and retain the services of selected key employees of the Company who are in a position to make a material contribution to the successful operation of the Company's business; (ii) motivate such persons, by means of performance-related incentives, to achieve the Company's business goals; and (iii) enable such persons to participate in the long-term growth and financial success of the Company by providing them with an opportunity to purchase stock of the Company.

ADMINISTRATION

    The 1995 Plan may be administered by the Board of Directors or, upon appointment by the Board, by a committee composed of two or more Board members. The 1995 Plan is currently administered by the Compensation Committee, comprised of outside directors, which has been authorized to approve the grant and terms of options. The interpretation and construction of any provision of the 1995 Plan is within the sole discretion of the members of the Board or its committee, whose determination is final and binding.

ELIGIBILITY

    The 1995 Plan provides that non-statutory stock options and incentive stock options may be granted to employees (including officers and directors who are also employees) of the Company and that non-statutory stock options may also be granted to consultants to the Company. As administrator of the 1995 Plan, the Compensation Committee selects the optionees and determines the type of option (I.E., incentive or non-statutory) and the number of shares to be subject to each option. In making such determination, there is taken into account a number of factors, including an employee's position and responsibilities, individual job performance, prior stock option grants (if any), contributions and length of service to the Company, the value of his or her vested and unvested previously granted options, if any, and other relevant factors. As of October 1, 1998, approximately 1,300 persons were eligible to receive options and 20 optionees were holding options under the 1995 Plan.

TERMS OF OPTIONS

    Options granted under the 1995 Plan may be either "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-statutory stock options. Each option is evidenced by a written stock option agreement between the Company and the optionee and is subject to the following additional terms and conditions:

    (a) NUMBER OF SHARES: The aggregate fair market value (determined as of the grant date) of the stock for which an employee may be granted incentive stock options that first become exercisable during any one calendar year under all the Company's plans may not exceed $100,000. In addition, the maximum number of shares which may be awarded as options under the 1995 Plan during any calendar year to any one optionee may not exceed 200,000 shares.

    (b) EXERCISE OF THE OPTION: The optionee must earn the right to exercise the option by continuing to work for the Company. Options granted under the 1995 Plan vest and become exercisable at such times and in such cumulative installments as the Board of Directors or its committee determines subject to earlier termination of the option upon termination of the optionee's employment for any reason. The form of payment for shares to be issued upon the exercise of an option may, in the discretion of the Board of Directors or its committee, consist of cash, check, the delivery of shares of Common Stock, a combination thereof or such other consideration as is determined by the Board of Directors or its committee.

    (c) EXERCISE PRICE: The exercise price per share for the shares to be issued pursuant to the exercise of an option is determined by the Board of Directors or its committee and may not be less than 100% of the fair market value of the Common Stock on the grant date with respect to both non-statutory and incentive stock options. The fair market value of the Common Stock on the date of an option grant is equal to the closing sales price of the Common Stock on the date of the option grant as reported on The Nasdaq Stock Market. On October 13, 1998, the closing sales price of the Company's Common Stock on The Nasdaq Stock Market was $17.00 per share.

    (d) TERMINATION OF EMPLOYMENT: If an optionee's employment with the Company is terminated for any reason, other than death, total and permanent disability or termination "for cause" (as defined in the 1995 Plan), his or her options may be exercised at any time within 90 days after such termination as to all or part of the shares as to which the optionee was entitled to exercise the options at the time of termination. If the optionee's employment with the Company is terminated for cause, his or her options may be exercised at any time within 30 days after such termination to the extent such options are vested and not exercised as of such date.

    (e) DEATH OR DISABILITY: If an optionee should die or become permanently and totally disabled while employed by the Company, his or her options may be exercised at any time within 180 days after such death or disability, but only to the extent the optionee was entitled to exercise the options at the date of his or her termination of employment due to such death or disability.

    (f) EXPIRATION OF OPTIONS: Options may not have a term greater than ten years from the grant date for an incentive stock option or ten years plus one day from the grant date for a non-statutory stock option. No option may be exercised after its expiration.

    (g) NONTRANSFERABILITY OF OPTIONS: An option is nontransferable by the optionee, other than by will or by the laws of descent and distribution or transfers between spouses incident to a divorce, and is exercisable only by the optionee or his or her legal guardian during the lifetime of the optionee or, in the event of death of the optionee, by the estate of the optionee or by a person who acquires the right to exercise the option by bequest or inheritance.

    (h) OTHER PROVISIONS: The option agreement may contain such other terms, provisions and conditions not inconsistent with the 1995 Plan as may be determined by the Board of Directors or its committee.

ADJUSTMENT UPON CHANGES IN CAPITALIZATION

    In the event that a change, such as a stock split or stock dividend, is made in the Company's capitalization which affects the stock for which options are exercisable under the 1995 Plan, appropriate adjustment will be made in the exercise price of and the number of shares covered by outstanding options and in the number of shares available for issuance under the 1995 Plan. In the event of a dissolution or liquidation of the Company, a sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another corporation as a result of which the Company is not the surviving and controlling corporation, outstanding options will be assumed by the successor corporation or the Board of Directors will declare that any option will terminate as of a date fixed by the Board which is at least 30 days after notice thereof is given to optionees and permit each optionee to exercise his or her options as to all or any portion of the shares covered by such options, including shares as to which the options would not otherwise be exercisable.

AMENDMENT AND TERMINATION

    The Board of Directors or its committee may amend or terminate the 1995 Plan at any time or from time to time without the approval of the Company's stockholders; provided, however, that approval of the holders of voting shares represented or present and entitled to vote is required for any amendment to the 1995 Plan which would: (i) materially increase the number of shares which may be issued thereunder other than in connection with an adjustment upon changes in capitalization; (ii) materially change the designation of the class of persons eligible to participate in the 1995 Plan; (iii) remove the administration of the 1995 Plan from the Board of Directors or its committee; (iv) extend the term of the 1995 Plan beyond its initial ten-year term; (v) materially increase the benefits to participants under the 1995 Plan; or (vi) materially modify the requirements as to eligibility for participation in the 1995 Plan. In any event, the 1995 Plan will terminate on the tenth anniversary of its approval by the stockholders of the Company (I.E., December 5, 2005) provided that any options then outstanding will remain outstanding until they expire by their terms.

TAX INFORMATION

    The federal tax consequences of options are complex and subject to change. The following discussion is only a brief summary of the general federal income tax rules currently in effect which are applicable to stock options. A taxpayer's particular situation may be such that some variation of the general rules may apply. This summary does not cover the state, local or foreign tax consequences of the grant or exercise of options under the 1995 Plan or the disposition of shares acquired upon exercise of such options or federal estate tax or state estate, inheritance or death taxes.

    INCENTIVE STOCK OPTIONS

    If an option granted under the 1995 Plan is treated as an "incentive stock option" as defined in Section 422 of the Code, then the optionee will not recognize any income for regular income tax purposes upon either the grant or the exercise of the option and the Company will not be allowed a deduction for federal tax purposes. Upon a sale of the shares, the tax treatment to the optionee and the Company will depend primarily upon whether the optionee has met certain holding period requirements at the time of sale. In addition, as discussed below, the exercise of an incentive stock option may subject the optionee to alternative minimum tax liability in the year of exercise.

    If an optionee exercises an incentive stock option and does not dispose of the shares received within two years of the date of the grant of such option and within one year after the exercise of the option, whichever period ends later, any gain realized upon disposition will be characterized as capital gain, and any loss will be capital loss. In either such case, the Company will not be entitled to a federal income tax deduction. Upon disposition of such shares, the gain will be subject to a maximum federal tax rate of 20%.

    If the optionee disposes of the shares either within two years after the date the option is granted or within one year after the exercise of the option, such disposition will be treated as a disqualifying disposition and an amount equal to the lesser of (i) the fair market value of the shares on the date of exercise less the purchase price or (ii) the amount realized on the disposition less the purchase price will be taxed as ordinary income in the taxable year in which the disposition occurs. Any such ordinary income will increase the optionee's tax basis for purposes of determining gain or loss on the sale or exchange of such shares. The excess, if any, of the amount realized over the fair market value of the shares at the time of the exercise of the option will be treated as short-term or long-term capital gain, as the case may be, and any loss realized upon the disposition will be treated as a capital loss. An optionee will generally be considered to have disposed of shares if he or she sells, exchanges, makes a gift of or transfers legal title to such shares (except by pledge, in certain non-taxable exchanges, a transfer in insolvency proceedings, incident to a divorce, or upon death). If the amount realized is less than the purchase price, generally the optionee will not recognize income.

    The exercise of an incentive stock option may subject an optionee to alternative minimum tax liability in the year of exercise because the excess of the fair market value of the shares at the time an incentive stock option is exercised over the option price is an adjustment in determining an optionee's alternative minimum taxable income for such year. Consequently, an optionee may be obligated to pay alternative minimum tax in the year he or she exercises an incentive stock option. If a disqualifying disposition occurs in the same year as an option is exercised, the amount of ordinary income resulting from such disposition may offset any adjustment to alternative minimum taxable income for the year of exercise. In the case of a disqualifying disposition which occurs after the year of exercise, an individual would be required to recognize an adjustment to alternative minimum taxable income in the year of exercise and ordinary income in the year of such disqualifying disposition in an amount determined under the rules described above. An optionee's alternative minimum tax liability is affected by the availability of a special credit, a basis adjustment and other complex rules. Optionees are urged to consult their tax advisors concerning the applicability of the alternative minimum tax to their own circumstances.

    In general, there will be no federal tax consequences to the Company upon the grant, exercise or termination of an incentive stock option. However, in the event an optionee sells or disposes of stock received upon the exercise of an incentive stock option prior to satisfying the two-year and one-year holding periods described above, the Company will be entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income, if any, recognized by the optionee upon disposition of the shares.

    NON-STATUTORY STOCK OPTIONS

    Non-statutory stock options granted under the 1995 Plan do not qualify as "incentive stock options" and, accordingly, do not qualify for any special tax benefits to the optionee. An optionee will not recognize any income at the time he or she is granted a non-statutory option. However, upon its exercise, the optionee will generally recognize ordinary income for federal income tax purposes measured by the excess of the then fair market value of the shares over the option price. The income realized by the optionee will be subject to income tax withholding by the Company out of the compensation paid to the optionee. If such earnings are insufficient to pay the withholding tax, the optionee will be required to make a direct payment to the Company to cover the withholding tax liability.

    Upon a sale of any shares acquired pursuant to the exercise of a non-statutory stock option, the difference between the sale price and the optionee's basis in the shares will be treated as a long-term or short-term capital gain or loss, as the case may be, depending on the optionee's holding period for the shares without "tacking on" any holding period for the option. The optionee's basis for determination of such gain or loss will ordinarily be the sum of (i) the amount paid for such shares plus (ii) any ordinary income recognized by the optionee as a result of the exercise of such option. A capital gain will be eligible for a 20% maximum federal tax rate if the holding period for the shares purchased upon exercise of the option is at least 12 months plus one day.

    In general, there will be no federal tax consequences to the Company upon the grant or termination of a non-statutory stock option or the sale or disposition of the shares acquired upon exercise of a non-statutory stock option. However, upon the exercise of a non-statutory stock option, the Company will be entitled to a deduction to the extent and in the year that ordinary income from the exercise of the option is recognized by the optionee, provided the Company has satisfied its reporting obligations under the Code and relevant regulations relating to the reporting of the transaction to the Internal Revenue Service and the optionee.

                          PROPOSAL 3--APPROVAL OF THE
               COMPANY'S NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

    In September 1998, the Board of Directors of the Company adopted, subject to the approval of the Company's stockholders, the Non-Employee Director Stock Option Plan (the "Director Plan") under which 150,000 shares of Common Stock have been reserved for issuance pursuant to the exercise of stock options to be granted thereunder to non-employee directors of the Company. No options have been granted under the Director Plan as of the date of this Proxy Statement.

    AT THE ANNUAL MEETING, THE STOCKHOLDERS WILL BE REQUESTED TO CONSIDER AND APPROVE THE DIRECTOR PLAN. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF THE COMPANY'S COMMON STOCK PRESENT OR REPRESENTED AND ENTITLED TO VOTE AT THE ANNUAL MEETING WILL BE REQUIRED TO APPROVE THE DIRECTOR PLAN. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE DIRECTOR PLAN.

NEW PLAN BENEFITS

    The following table sets forth the number of options which will be automatically granted as of the date of the Annual Meeting under the Director Plan if the Director Plan is approved by the stockholders at that time. If the Director Plan is not approved at the Annual Meeting, no grants will be made. Only non-employee directors of the Company are eligible to participate in the Director Plan. Since the exercise price of the options listed below will be equal to the market value of the Common Stock on the date of the grant, the dollar value of such benefits is reflected as zero.

    On the date of the Annual Meeting, each non-employee director will automatically be granted an option to purchase 10,000 shares of Common Stock if the Director Plan is approved by the stockholders. During the remainder of the ten-year term of the Director Plan, each non-employee director will automatically be granted an option to purchase 5,000 shares of Common Stock on the date of each annual meeting of stockholders, subject to share availability.

                    NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

                                                                                                       NUMBER OF SHARES
NAME AND POSITION                                                              DOLLAR VALUE($)(1)     UNDERLYING OPTIONS
---------------------------------------------------------------------------  -----------------------  -------------------
Non-Executive Directors Group (five persons)...............................                 0                 50,000

------------------------

(1) The exercise price of the options granted will be the closing price of the Company's Common Stock on the grant date.

    A summary of the principal provisions of the Director Plan is set forth below and is qualified in its entirety by reference to the Director Plan.

PURPOSE

    The purpose of the Director Plan is to promote the interests of the Company and its stockholders by (i) helping to attract and retain the services of persons of the highest caliber to serve as non-employee directors of the Company, (ii) motivating such persons, by means of performance-related incentives, to achieve the Company's business goals and (iii) enabling such persons to participate in the long-term growth and financial success of the Company by providing them with an opportunity to purchase stock of the Company.

ADMINISTRATION

    The Director Plan may be administered by the Board of Directors or, upon appointment by the Board, by a committee composed of two or more members of the Board of Directors. Members of the Board of Directors or its committee who are eligible directors are permitted to participate in the Director Plan. The interpretation and construction of any provision of the Director Plan is within the sole discretion of the Board of Directors or its committee, whose determination is final, conclusive and binding upon all participants in the Director Plan. Members of the Board of Directors receive no additional compensation for their services in connection with the administration of the Director Plan.

ELIGIBILITY

    Any person who is or becomes a director on or after the date on which the Director Plan is approved by the Company's stockholders and is not an employee of the Company is eligible to receive options under the Director Plan.

ADJUSTMENT UPON CHANGES IN CAPITALIZATION

    Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding option under the Director Plan and the number of shares which are available for issuance, as well as the option price per share of each outstanding option, will be proportionately adjusted for any change in the number of shares of Common Stock resulting from a stock split, stock dividend, spin-off, reorganization, recapitalization, merger, consolidation, exchange of shares or the like. In the event of a dissolution or liquidation of the Company, a sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another corporation, outstanding options will be assumed by the successor corporation or the Board will declare that such options will terminate as of a date fixed by the Board of Directors or its committee which is at least 30 days after notice thereof is given to participants.

TERMS OF OPTIONS

    The Director Plan provides that, in consideration for serving on the Company's Board of Directors and without payment of additional consideration, each non-employee director elected at the Annual Meeting will, on the date of the Annual Meeting, automatically be granted a non-statutory stock option to purchase 10,000 shares of Common Stock. Thereafter, each non-employee director elected at an annual meeting of the Company's stockholders during the ten-year term of the Director Plan will, on the date of such annual meeting, automatically be granted a non-statutory stock option to purchase 5,000 shares of Common Stock, subject to share availability under the Director Plan. A non-employee director who is elected or appointed to the Board other than at an annual meeting of the Company's stockholders will automatically be granted an option to purchase a pro-rata number of shares (I.E., a number of shares equal to 5,000 minus the product of 1,250 and the number of installments that would have vested under an option granted to an eligible director on the most recent grant date preceding the date of such grant). Options granted under the Director Plan will be evidenced by a written stock option agreement between the Company and the optionee and will be subject to the following additional terms and conditions:

    (a) EXERCISE OF THE OPTION: Each option granted on the date of an annual meeting of the Company's stockholders (the date of such option grants are hereinafter referred to as 'Regular Grant Dates") will have a term of ten years and will vest and become exercisable cumulatively in four equal quarterly installments, with the first installment vesting on the first day of the calendar quarter following the quarter in which the grant is made and an additional installment vesting on the first day of each of the three calendar quarters thereafter. Options granted other than on a Regular Grant Date will vest in the same number of quarterly installments and at the same dates as would be remaining with respect to the unvested portion of the options granted under the Director Plan as of the last Regular Grant Date. Options vest only so long as a director continues to serve as a non-employee director of the Company. An option is exercised by giving written notice of exercise to the Company, specifying the number of shares of Common Stock to be purchased and tendering payment to the Company of the purchase price. Payment for shares to be issued upon exercise of an option may be made in the form of cash or check or such other method of payment as is authorized by the Board of Directors pursuant to the Director Plan.

    (b) EXERCISE PRICE: The exercise price of an option granted under the Director Plan will be equal to 100% of the fair market value of the Common Stock on the date of grant. The fair market value is based upon the closing sales price of the Common Stock on The Nasdaq Stock Market as of such date. On October 13, 1998, the closing sales price of the Company's Common Stock on The Nasdaq Stock Market was $17.00 per share.

    (c) TERMINATION AS A DIRECTOR: If a director who receives an option ceases to serve as a non-employee director for any reason, whether voluntarily or involuntarily, or permanently or temporarily, then after the date of such termination and through the end of the term of the option granted to such director, the holder of the option may exercise the option to purchase all or a portion of the shares that the holder of the option was entitled to purchase at the date on which the director ceased serving as a director.

    (d) EXPIRATION OF OPTIONS: No option may be exercised after its ten-year term has expired.

    (e) TRANSFERABILITY OF OPTIONS: Options granted under the Director Plan are transferable by the optionee subject to compliance with applicable securities laws.

AMENDMENT AND TERMINATION OF THE DIRECTOR PLAN

    The Board of Directors may at any time amend or terminate the Director Plan, except that any termination may not affect options previously granted thereunder nor may any amendment make any change in an option granted prior thereto which adversely affects the rights of any non-employee director without his or her prior written consent. No amendment may be made to the Director Plan without prior approval of the Company's stockholders if such amendment would increase the number of shares reserved under the Director Plan, modify the eligibility requirements or materially increase the benefits which may accrue to non-employee directors under the Director Plan. In any event, the Director Plan will terminate on the tenth anniversary of its approval by the stockholders (I.E., November 23, 2008), provided that such termination shall not affect options previously granted and then outstanding.

TAX INFORMATION

    The federal tax consequences of options granted under the Director Plan are complex and subject to change. Such consequences will be comparable to the tax consequences arising from the grant and exercise of a non-statutory stock option under the Company's 1995 Stock Option Plan. For a general discussion of the tax consequences upon the grant and exercise of a non-statutory stock option and the sale of shares acquired upon exercise of a non-statutory stock option, see "PROPOSAL 2--APPROVAL OF AMENDMENT TO THE COMPANY'S 1995 STOCK OPTION PLAN--TAX INFORMATION--NON-STATUTORY STOCK OPTIONS" above.

                    PROPOSAL 4--RATIFICATION OF APPOINTMENT
                            OF INDEPENDENT AUDITORS

    The Board of Directors has appointed Deloitte & Touche LLP, independent auditors, to audit the Company's consolidated financial statements for the fiscal year ending June 30, 1999, and recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

                                 OTHER MATTERS

    The Company currently knows of no matters to be submitted at the Annual Meeting other than those described herein. If any other matters properly come before the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Catherine F. Ratcliffe
                                          SECRETARY

Irvine, California
October 19, 1998

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DAY RUNNER, INC.

                      1998 ANNUAL MEETING OF STOCKHOLDERS

    The undersigned stockholder of Day Runner, Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated October 19, 1998, and hereby appoints James E. Freeman, Jr. and Dennis K. Marquardt, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held Monday, November 23, 1998, at 9:00 a.m., California time, at the Sutton Place Hotel located at 4500 MacArthur Boulevard, Newport Beach, California 92660, and at any adjournment(s) thereof, and to vote all shares of Common Stock to which the undersigned would be entitled, if then and there personally present, on the matters set forth below:

1.   ELECTION OF DIRECTORS   FOR ALL nominees listed below   WITHHOLD AUTHORITY
                             (EXCEPT AS MARKED TO THE        TO VOTE FOR ALL
                             CONTRARY BELOW) / /             NOMINEES LISTED
                                                             BELOW / /

(INSTRUCTION: TO WITHHOLD THE AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK
                   THE BOX NEXT TO THE NOMINEE'S NAME BELOW.)

    Name of Nominee:

/ / James E. Freeman, Jr.   / / Charles Miller     / / Boyd I. Willat
/ / James P. Higgins        / / Alan R. Rachlin    / / Felice Willat
/ / Jill Tate Higgins       / / Mark A. Vidovich

2.  APPROVAL OF AMENDMENT TO 1995 STOCK OPTION PLAN

            / /  FOR            / /  AGAINST            / /  ABSTAIN

    To approve an amendment to the Company's 1995 Stock Option Plan to increase the aggregate number of shares authorized for issuance thereunder from 1,550,000 to 1,925,000 shares, as described in the Proxy Statement.

3.  APPROVAL OF NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

            / /  FOR            / /  AGAINST            / /  ABSTAIN

    To approve the Company's Non-Employee Director Stock Option Plan, as described in the Proxy Statement.

                           (CONTINUED ON OTHER SIDE)

                          (CONTINUED FROM OTHER SIDE)

4.  APPOINTMENT OF INDEPENDENT AUDITORS

            / /  FOR            / /  AGAINST            / /  ABSTAIN

    To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending June 30, 1999, as described in the Proxy Statement.

5.  OTHER BUSINESS

    In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) thereof.

    Any one of such attorneys-in-fact or substitutes as shall be present and shall act at said meeting or any adjournment(s) thereof shall have and may exercise all powers of said attorneys-in-fact hereunder.

    THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
                                              Dated: _____________________, 1998
                                              __________________________________

                                                         (Signature)
                                              __________________________________

                                                         (Signature)

                                              (This Proxy should be marked,
                                              dated and signed by the
                                              stockholder(s) exactly as his or
                                              her name appears hereon and
                                              returned promptly in the enclosed
                                              envelope. Persons signing in a
                                              fiduciary capacity should so
                                              indicate, If shares are held by
                                              joint tenants or as community
                                              property, both should sign.)

                        DO NOT FOLD, STAPLE OR MUTILATE